Exhibit 99.02

Contacts:	Investors	Media
	Jerry Natoli	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-6181	650-944-6251
	Jerry_natoli@intuit.com	diane_carlini@intuit.com
Intuit Announces Board of Directors Nominees
David Batchelder Nominated for Election at 2009 Annual Meeting
     MOUNTAIN VIEW, Calif. — Oct. 12, 2009 — Intuit Inc. (Nasdaq: INTU) announced today that David Batchelder will be added to the board of directors’ slate of nominees standing for election at the company’s 2009 annual stockholders meeting. The other nominees, all of whom currently serve on Intuit’s board, are: Christopher W. Brody, William V. Campbell, Scott D. Cook, Diane B. Greene, Michael R. Hallman, Edward A. Kangas, Suzanne Nora Johnson, Dennis D. Powell, Stratton D. Sclavos and Brad D. Smith.
     Batchelder, 60, has been nominated to fill the seat left vacant by former CEO Steve Bennett, who, as previously reported, is retiring as a director at the 2009 annual meeting. Batchelder is a founder and principal of Relational Investors, a San Diego-based investment fund.
     “Over the past several months, we’ve had constructive dialogue with David and his colleagues at Relational Investors, and share a common vision on future opportunities of Intuit,” said Campbell, Intuit’s chairman of the board. “We look forward to adding his perspective and experience to our board. His nomination is consistent with our goal to continue to build the value of Intuit for its shareholders.”
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Intuit Announces Board Nominees

     Batchelder, who has served as a director of 10 different companies, is currently a director of The Home Depot, Inc.
     “We’re impressed by Intuit’s commitment to doing what’s best for their shareholders,” Batchelder said. “I look forward to the chance to contribute to the board and the management team to help achieve the full potential of this excellent company.”
     Under the terms of an agreement between Intuit and Relational Investors, Batchelder was nominated for an initial one-year term, and Relational Investors has withdrawn its nomination notice of three board candidates, including Batchelder. Relational Investors also agreed to customary standstill covenants until the 2011 annual meeting of stockholders, with those covenants expiring prior to the 2010 annual meeting if Batchelder is not nominated by the board to stand for election in 2010.
     The 2009 annual meeting is scheduled to be held Dec. 15 in Mountain View.
     Relational Investors owns 13.2 million shares of Intuit’s outstanding common stock, or approximately 4 percent.
About Intuit Inc.
     Intuit Inc. (Nasdaq: INTU) is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Our flagship products and services, including QuickBooks®, Quicken® and TurboTax® , simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants. Our financial institutions division, anchored by Digital Insight, provides on-demand banking services to help banks and credit unions serve businesses and consumers with innovative solutions.
     Founded in 1983, Intuit had annual revenue of $3.2 billion in its fiscal year 2009. The company has approximately 7,800 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.